Exhibit 99.1	Terra Industries Inc. 600 Fourth Street P.O. Box 6000 Sioux City, IA 51102-6000 Telephone: (712) 277-1340 Fax: (712) 277-7383 www.terraindustries.com

NEWS

For immediate release	Contact: Joe A. Ewing
(712) 277-7305
jewing@terraindustries.com
Terra Industries Inc. reports improved fourth quarter results
Sioux City, Iowa (Feb. 8, 2007)—Terra Industries Inc. (NYSE: TRA) announced today 2006 fourth quarter net income available to common shareholders of $10.3 million, or $.11 per common share, on revenues of $449.5 million for the quarter ended Dec. 31, 2006. This represents a $26.7 million improvement over the net loss to common shareholders for the 2005 fourth quarter of $16.4 million, or $.17 per share, on revenues of $513.4 million.
For 2006, Terra posted a net loss to common shareholders of $0.9 million, or $.01 per share, on revenues of $1.8 billion. Net income available to common shareholders for 2005 was $17.0 million, or $.18 per share, on revenues of $1.9 billion.
Cash balances totaled $179.0 million at Dec. 31, 2006. During the 2006 fourth quarter, Terra did not repurchase any shares under its authorization to repurchase up to 9.5 million of its outstanding common shares by June 30, 2008. Since announcing this authorization, Terra has repurchased 2.7 million common shares.
Analysis of fourth quarter results
Fourth quarter 2006 revenues of almost $450 million were $64 million lower than those of the 2005 fourth quarter mainly in response to lower product prices. Ammonia, UAN and urea selling prices declined 17%, 15% and 23% respectively from prior year levels, due mostly to increased 2006 North American production rates in response to lower North American natural gas costs.
Nitrogen margins improved over the previous year as cost of sales declined by $136 million, due mainly to lower natural gas costs. North American natural gas costs averaged $6.35 per MMBtu during the 2006 fourth quarter compared to $11.36 per MMBtu in the 2005 fourth quarter.
As compared to the 2005 fourth quarter, 2006 operating income was reduced by a $7.5 million decline to equity earnings, mostly as the result of lower operating rates at the Point Lisas Trinidad facility, and a $6.9 million increase to selling, general and administrative expenses, which included professional fees associated with Terra’s proposed U.K. joint venture with Kemira GrowHow and higher expenses for share-based compensation. Terra expects the conditions causing lower operating rates at the Point Lisas Trinidad facility to continue until repairs are completed during the 2007 first quarter.
SUMMARY
Fourth quarter performance:
•	Income from operations up $57.7 million.

•	Gross profits per ton improved for all major products—ammonia, UAN and ammonium nitrate.

•	Company-owned facilities averaged 97% operating rates.
Outlook:
•	Low projected grain inventories are expected to increase nitrogen demand through increased 2007 planted acres of corn and wheat.

•	Nitrogen prices firmed during the fourth quarter and are expected to exhibit seasonal increases through the 2007 planting season.

Analysis of full-year results
Terra’s 2006 revenues of $1.8 billion were $102 million lower than 2005 revenues, mainly due to lower UAN and ammonium nitrate sales volumes, which were affected by lower overall fertilizer consumption during the 2006 planting season.
2006 operating income was $66 million, or $47 million lower than 2005 operating income, due mostly to curtailed production rates during the first half of 2006. Operating rates averaged only 74% of plant capacity during the 2006 first half, which resulted in higher costs for purchased product and reduced plant efficiencies. Those effects were mitigated during the 2006 second half as operating results normalized in response to higher grain prices and stable natural gas costs.
Forward natural gas position
Terra’s forward purchase contracts at Dec. 31, 2006, fixed prices for about 17 percent of its next 12 months’ natural gas needs at about $19.1 million above the published forward market prices at that date. The majority of these forward purchase contracts support nitrogen sales commitments.
CEO’s remarks
“As expected, better global demand for nitrogen driven by strong grain markets and more favorable energy markets contributed to improved financial and operating performance for Terra in the fourth quarter,” said Terra President and CEO Michael Bennett. “As we move into the spring application season, product movement is brisk to meet strong nitrogen demand, and nitrogen selling prices have continued to firm. Nitrogen market indications continue to support our positive view of Terra’s prospects through the 2007 first half.”
Conference call details
Terra management will conduct a conference call to discuss these fourth quarter and full-year results this afternoon at 3:00 ET. A live webcast of the conference call will be available from Terra’s website at www.terraindustries.com, and will be archived for playback for three months.
About Terra
Terra Industries Inc., with 2006 revenues of $1.8 billion, is a leading international producer of nitrogen products.
Forward-looking statements
This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about Terra Industries Inc.’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in Terra Industries Inc.’s most recent report on Form 10-K and Terra Industries Inc.’s other documents on file with the Securities and Exchange Commission. Terra Industries Inc. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
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Note: Terra Industries’ news announcements are also available on its website, www.terraindustries.com.
(Tables follow.)

Terra Industries Inc.
Summarized Results of Operations
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands except per-unit amounts)	2006	2005	2006	2005
Revenues
Nitrogen products	$438,185	$505,733	$1,793,759	$1,899,236
Methanol	9,445	5,430	34,955	31,347
Other	1,873	2,203	8,008	8,482

	$449,503	$513,366	$1,836,722	$1,939,065

Costs and expenses
Cost of sales	395,012	530,998	1,732,222	1,800,236
Equity earnings	(1,183)	(8,678)	(17,013)	(21,415)
Selling, general and administrative	16,838	9,910	55,233	46,548

Total costs and expenses	410,667	532,230	1,770,442	1,825,369

Operating income (loss)	38,836	(18,864)	66,280	113,696

Interest income	958	1,695	6,457	8,086
Interest expense	(12,651)	(11,666)	(47,991)	(53,478)
Loss on early retirement of debt	—	—	—	(27,193)
Gain on revaluation of warrants	—	—	—	8,860

Income (loss) before income taxes and minority interest	27,143	(28,835)	24,746	49,971

Income tax benefit (provision)	(11,249)	11,647	(9,247)	(14,217)
Minority interest	(4,286)	2,056	(11,286)	(13,667)

Net income (loss)	11,608	(15,132)	4,213	22,087
Preferred stock dividends	(1,275)	(1,275)	(5,100)	(5,133)

Income (loss) available to common shareholders	$10,333	$(16,407)	$(887)	$16,954

Income (loss) per common share
Basic	$.11	$(0.17)	$(.01)	$.18

Diluted	$.11	$(0.17)	$(.01)	$.18

Basic and diluted weighted average shares outstanding:
Basic	91,735	93,870	92,676	92,537
Diluted	106,317	93,870	92,676	94,935
Because of the seasonal nature and effects of weather-related conditions in several of Terra’s marketing areas, results of operations for any single reporting period should not be considered indicative of results for a full year.

Terra Industries Inc.
Summarized Financial Position
(in thousands)
(unaudited)

	December 31,
	2006	2005
Assets
Cash and short-term investments	$179,017	$86,366
Restricted cash	—	8,595
Accounts receivable	198,791	206,407
Inventories	211,017	190,314
Other current assets	27,563	54,578

Total current assets	616,388	546,260
Property, plant and equipment, net	729,102	733,536
Equity investments	164,099	183,884
Deferred plant turnaround costs	36,353	27,447
Other assets	22,654	32,498

Total assets	$1,568,596	$1,523,625

Liabilities and Stockholders’ Equity
Debt due within one year	$1	$38
Customer prepayments	77,091	52,913
Other current liabilities	232,355	210,859

Total current liabilities	309,447	263,810

Long-term debt and capital lease obligations	331,300	331,300
Deferred income taxes	59,734	65,998
Other liabilities	174,630	161,556
Minority interest	94,687	92,258

Total liabilities and minority interest	969,798	914,922

Series A preferred shares	115,800	115,800

Stockholders’ equity	482,998	492,903

Total liabilities and stockholders’ equity	$1,568,596	$1,523,625

Terra Industries Inc.
Summarized Cash Flows
(in thousands) (unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net income (loss)	$11,608	$(15,132)	$4,213	$22,087
Non-cash charges and credits:
Depreciation and amortization	29,210	26,773	108,069	110,342
Deferred income taxes	5,779	(16,015)	3,777	13,538
Equity in distributed earnings	67	5,796	9,202	(6,941)
Loss on early retirement of debt	—	—	—	22,543
Minority interest in earnings	4,286	(2,056)	11,286	13,667
Non-cash loss on derivatives	(1,842)	(3,966)	933	4,091
Other	3,274	(7,114)	14,454	(5,090)
Change in assets and liabilities:
Accounts receivable	(9,650)	(30,690)	16,135	(59,591)
Inventories	(50,595)	(44,099)	(14,003)	(45,579)
Accounts payable and customer prepayments	88,262	32,601	49,403	(60,136)
Other assets and liabilities, net	(3,526)	(9,749)	(23,322)	1,944

Net cash flows from operating activities	76,873	(63,651)	180,147	10,875
Purchase of property, plant and equipment	(10,071)	(13,414)	(50,856)	(30,820)
Plant turnaround costs	(3,294)	(12,654)	(35,281)	(22,331)
Return of investment in unconsolidated affiliates	—	(1,224)	9,660	31,901
Debt repayments	(3)	(43)	(37)	(125,167)
Distributions to minority interests	(4,617)	(1,384)	(8,861)	(13,607)
Stock issuance	—	(18)	363	142
Payments under share repurchase program	—	—	(18,796)	—
Other	(2,041)	12,050	16,312	1,575

Increase (Decrease) in cash and short-term investments	56,847	(80,338)	92,651	(147,432)
Cash and short-term investments at beginning of period	122,170	166,704	86,366	233,798

Cash and short-term investments at end of period	$179,017	$86,366	$179,017	$86,366

Terra Industries Inc.
Summarized Information
(volumes in thousands)
Volumes and Prices

	Three Months Ended December 31,
	2006		2005
	Sales	Average	Sales	Average
	Volumes	Unit Price[1]	Volumes	Unit Price[1]
Ammonia (tons)	479	$298	452	$357
Nitrogen solutions (tons)	1,095	131	1,063	154
Urea (tons)	31	241	27	313
Ammonium nitrate (tons)	237	218	382	216
Methanol (gallons)	7,004	1.10	4,739	0.85
Natural gas costs[2]
North America	$6.35		$11.36
United Kingdom	$6.96		$7.66

	Twelve Months Ended December 31,
	2006		2005
	Sales	Average	Sales	Average
	Volumes	Unit Price[1]	Volumes	Unit Price[1]
Ammonia (tons)	1,897	$315	1,898	$303
Nitrogen solutions (tons)	3,894	140	4,368	151
Urea (tons)	147	262	151	262
Ammonium nitrate (tons)	1,116	224	1,581	202
Methanol (gallons)	18,565	0.97	31,556	0.84
Natural gas costs[2]
North America	$7.03		$7.87
United Kingdom	$7.33		$6.28
[1]	After deducting outbound freight costs

[2]	Per MMBtu. Includes all transportation and other logistical costs and any gains or losses on financial derivatives related to natural gas purchases.
Because of the seasonal nature and effects of weather-related conditions in several of its marketing areas, results of operations for any single reporting period should not be considered indicative of results for a full year.